Exhibit 99.2

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 are presented on a pro forma basis to give effect to the tender offer (the “Offer”) and related transactions as if they had been completed on January 1, 2012. The following unaudited pro forma combined balance sheet as of December 31, 2012 is presented on a pro forma basis to give effect to the offer and related transactions as if they had been completed on December 31, 2012.

The following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” were derived from and should be read in conjunction with:

•

the consolidated financial statements of ACI Worldwide, Inc. (“ACI”) as of and for the year ended December 31, 2012 and the related notes included in the ACI Form 10-K, filed March 1, 2013, which is incorporated by reference in this Form 8-K/A;

•

the consolidated financial statements of Online Resources Incorporated (“ORCC”) as of and for the year ended December 31, 2012 and the related notes included in the ORCC consolidated financial statements, which is filed as Exhibit 99.1 of this form 8-K/A;

The consolidated financial statements of ACI and ORCC as of December 31, 2012 and for the year ended December 31, 2012 have been adjusted in the pro forma financial statements to give effect to items as disclosed in Note 4. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

The unaudited pro forma adjustments were based on publicly available information, including the ACI 10-K, and the ORCC 2012 consolidated financial statements provided in Exhibit 99.1 of this Form 8-K/A. The unaudited pro forma adjustments were also based on certain assumptions and estimates that ACI believes are reasonable based on such publicly available information. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to ACI.

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the offer been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between ACI and ORCC during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States (“U.S. GAAP”). ACI has been treated as the acquirer in the offer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet been completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the offer or the costs to integrate the operations of ACI and ORCC or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The following table presents unaudited condensed combined pro forma balance sheet data at December 31, 2012 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the acquisition of ORCC Shares as if such acquisition had occurred at December 31, 2012:

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of December 31, 2012

	ACI Worldwide, Inc.	Online Resources Corporation (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$76,329	$12,213	$19,447	(a)	$107,989
Restricted Cash	—	1,585	—		1,585
Billed receivables, net of allowances for doubtful accounts	176,313	21,011	—		197,324
Accrued receivables	41,008	—	—		41,008
Deferred income taxes, net	34,342	4,713	14,364	(b)	53,419
Recoverable income taxes	5,572	—	—		5,572
Prepaid expenses	16,746	2,068	—		18,814
Other current assets	5,816	2,771	—		8,587

Total current assets	356,126	44,361	33,811		434,298

Property and equipment, net	41,286	7,470	—		48,756
Software, net	129,314	10,325	55,515	(c)	195,154
Goodwill	501,141	181,516	(92,570	) (d)	590,087
Other intangible assets, net	127,900	5,922	96,278	(e)	230,100
Deferred income taxes, net	63,370	27,992	(29,691	) (b)	61,671
Other noncurrent assets	31,749	8,752	2,726	(b), (f)	43,227

TOTAL ASSETS	$1,250,886	$286,338	$66,069		$1,603,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,926	$1,966	$—		$35,892
Accrued employee compensation	35,194	4,355	—		39,549
Current portion of term credit facility	17,500	10,900	19,100	(g)	47,500
Deferred revenue	139,863	6,558	(5,256	) (b)	141,165
Income taxes payable	3,542	—	—		3,542
Deferred income taxes, net	174	—	—		174
Accrued and other current liabilities	36,400	9,387	—		45,787

Total current liabilities	266,599	33,166	13,844		313,609

Deferred revenue	51,519	3,954	(3,954	) (b)	51,519
Note payable under term credit facility	168,750	—	270,000	(g)	438,750
Note payable under revolving credit facility	188,000	—	—		188,000
Deferred income taxes, net	14,940	—	32,858	(b)	47,798
Other noncurrent liabilities	26,721	1,039	1,500	(b)	29,260

Total liabilities	716,529	38,159	314,248		1,068,936

Redeemable convertible preferred stock	—	130,378	(130,378	) (h)	—
Stockholders’ equity
Common stock	232	3	(3	) (h)	232
Treasury stock	(186,784)	(3,175)	3,175	(h)	(186,784)
Additional paid-in capital	534,953	224,578	(224,578	) (h)	534,953
Retained earnings	199,987	(103,615)	103,615	(h)	199,987
Accumulated other comprehensive loss	(14,031)	10	(10	) (h)	(14,031)

Total stockholders’ equity	534,357	117,801	(117,801)		534,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,250,886	$286,338	$66,069		$1,603,293

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

The following table sets forth unaudited condensed combined pro forma results of operations for the year ended December 31, 2012 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the acquisition of ORCC Shares as if such acquisition had occurred at January 1, 2012:

Unaudited Pro Forma Condensed Combined

Statement of Income

For the Year Ended December 31, 2012

	ACI Worldwide, Inc.	Online Resources Corporation (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues:
Software license fees	$221,846	$—	$—		$221,846
Maintenance fees	199,876	4,070	—		203,946
Services	131,536	2,936	—		134,472
Software hosting fees	113,321	158,850	—		272,171

Total revenues	666,579	165,856	—		832,435

Expenses:
Cost of software license fees (1)	23,592	—	889	(i)	24,481
Cost of maintenance, services, and hosting fees (1)	202,052	85,042	—		287,094
Research and development	133,759	—	—		133,759
Selling and marketing	87,054	17,019	—		104,073
General and administrative	108,747	59,528	—		168,275
Depreciation and amortization	37,003	12,478	10,577	(j)	60,058

Total expenses	592,207	174,067	11,466		777,740

Operating income (loss)	74,372	(8,211)	(11,466)		54,695
Other income (expense):
Interest income	914	126	—		1,040
Interest expense	(10,417)	(1,614)	(7,730	) (k)	(19,761)
Other, net	399	(94)	—		305

Total other income (expense)	(9,104)	(1,582)	(7,730)		(18,416)

Income (loss) before income taxes	65,268	(9,793)	(19,196)		36,279
Income tax expense (benefit)	16,422	(3,137)	(7,294	) (l)	5,991

Net income (loss)	$48,846	$(6,656)	$(11,902)		$30,288

Income (loss) per share information
Weighted average shares outstanding
Basic	38,696	N/A	—		38,696
Diluted	39,905	N/A	1	(m)	39,906
Income (loss) per share
Basic	$1.26	N/A			$0.78
Diluted	$1.22	N/A			$0.76

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On March 11, 2013, the ACI Worldwide, Inc. (the “Company” or “ACI”) completed the exchange offer for Online Resources Corporation (“ORCC”) and all its subsidiaries. The Company paid cash of $3.85 per share of common stock for approximately $132.9 million and $127.2 million for the Series A-1 Convertible Preferred Stock for a total purchase price of $260.1 million (the “Merger”). As a leading provider of online banking and full service bill pay solutions, the acquisition of ORCC adds Electronic Bill Presentment and Payment (“EBPP”) solutions as a strategic part of ACI’s Universal Payments portfolio. It also strengthens the Company’s online banking capabilities with complementary technology, and expands the Company’s leadership in serving community banking and credit union customers.

Each outstanding option to acquire ORCC common stock was canceled and terminated at the effective time of the Merger and converted into the right to receive an equivalent number of options to purchase ACI common stock. Each ORCC restricted stock unit was vested immediately prior to the effective time of the Merger and received $3.85 per share.

The Company used $300.0 million of senior bank financing arranged through Wells Fargo Bank, National Association, as Administrative Agent, to fund the acquisition.

2. Basis of Presentation

These pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of ORCC to conform with ACI’s presentation as detailed in the following tables:

	Balance Sheet as of December 31, 2012
	(in thousands and unaudited)
	Historical Online Resources Corporation	Reclassification	Reclassified Online Resources Corporation
ASSETS
Current assets
Cash and cash equivalents	$12,213	$—	12,213
Restricted Cash	1,585	—	1,585
Billed receivables, net	—	21,011	21,011
Accounts receivable	21,011	(21,011)	—
Deferred implementation costs	2,465	(2,465)	—
Deferred income taxes, net	4,713	—	4,713
Prepaid expenses	—	2,068	2,068
Prepaid expenses and other current assets	2,374	(2,374)	—
Other current assets	—	2,771	2,771

Total current assets	44,361	—	44,361
Property and equipment, net	17,795	(10,325)	7,470
Software, net	—	10,325	10,325
Goodwill	181,516	—	181,516
Other intangible assets, net	5,922	—	5,922
Deferred income taxes, net	27,992	—	27,992
Deferred implementation costs, less current portion	1,447	(1,447)	—
Other noncurrent assets	7,305	1,447	8,752

TOTAL ASSETS	$286,338	$—	$286,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,966	$—	1,966
Accrued expenses	8,756	(8,756)	—
Accrued employee compensation	4,355	—	4,355
Current portion of term credit facility	10,900	—	10,900
Deferred revenue	6,558	—	6,558
Accrued and other current liabilities	631	8,756	9,387

Total current liabilities	33,166	—	33,166
Deferred revenue	3,954	—	3,954
Other noncurrent liabilities	1,039	—	1,039

Total liabilities	38,159	—	38,159
Redeemable convertible preferred stock	130,378	—	130,378
Stockholders’ equity
Common stock	3	—	3
Treasury stock	(3,175)	—	(3,175)
Additional paid-in capital	224,578	—	224,578
Retained earnings / (Accumulated Deficit)	(103,615)	—	(103,615)
Accumulated other comprehensive loss	10	—	10

Total stockholders’ equity	117,801	—	117,801

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$286,338	$—	$286,338

	Statement of Operations for the year ended December 31, 2012
	(in thousands and unaudited)
	Historical Online Resources Corporation	Reclassification	Reclassified Online Resources Corporation
Revenues:
Software license fees	$—	$—	—
Maintenance fees	—	4,070	4,070
Services	—	2,936	2,936
Account presentation services	11,410	(11,410)	—
Payment services	120,738	(120,738)	—
Relationship management services	6,076	(6,076)	—
Professional services and other	27,632	(27,632)	—
Software hosting fees	—	158,850	158,850

Total revenues	165,856	—	165,856

Expenses:
Cost of software license fees	—	—	—
Cost of goods sold	84,219	(84,219)	—
Implementation and other costs	5,578	(5,578)	—
Cost of maintenance, services, and hosting fees	—	85,042	85,042
Research and development	—	—	—
Selling and marketing	19,624	(2,605)	17,019
Reserve for potential legal liability	18,300	(18,300)	—
General and administrative	35,630	23,898	59,528
Systems and development	10,716	(10,716)	—
Depreciation and amortization	—	12,478	12,478

Total expenses	174,067	—	174,067

Operating loss	(8,211)	—	(8,211)
Other income (expense):
Interest income	126	—	126
Interest expense	(1,614)	—	(1,614)
Other, net	(94)	—	(94)

Total other income (expense)	(1,582)	—	(1,582)

Loss before income taxes	(9,793)	—	(9,793)
Income tax benefit	(3,137)	—	(3,137)

Net loss	$(6,656)	$—	$(6,656)

Further review of ORCC’s accounting policies could identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of ACI as a combined company. At this time, ACI is not aware of any differences that would have a material impact on the financial statements of ACI as a combined company.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the combination. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the combination at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ACI may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect ACI’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other persons, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

3. Consideration Transferred

The following is a summary of consideration transferred to consummate the offer:

	Number of Shares	Per Share Price	Cash
(in thousands except per share amounts)
Cash for Common Stock Tendered	33,235	$3.85	$127,955
Cash for restricted stock units	1,297	$3.85	4,992
Cash for Preferred Shares:
Special Value Expansion Fund, LLC			37,736
Special Value Opportunities Fund, LLC			89,434

Total acquisition price			$260,118

The Company incurred approximately $4.7 million in transaction related expenses during the three months ended March 31, 2013, including fees to the investment bank, legal and other professional fees. The transaction related expenses have not been included in the pro forma adjustments.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust the cash balance as follows:

(in thousands)
Cash Received from Incremental Term Loan	$300,000
Payment to ORCC Common share holders	(132,947)
Payment to ORCC preferred share holders	(127,170)
Payment of outstanding ORCC debt balance	(10,900)
Payment of financing costs	(9,536)

Net incremental cash	$19,447

(b)	A fair value adjustment to net assets acquired of $245.0 million primarily to eliminate ORCC’s existing goodwill and intangible assets as well as certain deferred revenue and corresponding deferred tax adjustments.

The pro forma balance sheet adjustments reflect the effect of the acquisition assuming the acquisition occurred on December 31, 2012.

(in thousands)
Net assets acquired	$248,179
Fair value adjustments to net assets acquired	(245,047)
Goodwill	88,946
Software	65,840
Other intangible assets	102,200

$260,118

The amounts above are considered preliminary. The allocation of purchase price is based upon certain external valuations and other analyses that have not been completed as of the date of this filing, including, but not limited to, certain tax matters, property and equipment, intangible assets, and deferred revenue. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships, and acquired developed technologies; brand awareness and market position, as well as assumptions about the period of time the brand will continue to be used in our product portfolio; and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Accordingly, the purchase price allocations are preliminary and are subject to future adjustments during the maximum one-year allocation period. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The Company believes that if there were to be any substantial changes in the purchase price allocation it would be to software or other identifiable intangibles assets. The Company is unable to quantify the effect of potential adjustments until the valuation is finalized. The table below illustrates the effect of a 10% increase or decrease in software and other identifiable intangible assets on the pro forma financial statements:

(in thousands)	Estimated Pro- Forma Value	Effect of 10% Increase	Effect of 10% Decrease
Software	65,840	72,424	59,256
Other indentifiable intangible assets	102,200	112,420	91,980

Amortization expense for the above intangible assets is estimated at $14.8 million annually. A 10% decrease or increase in the intangibles value would decrease or increase, respectively, that estimate by $1.5 million annually.

(c)	To adjust acquired software as follows:

(in thousands)
Eliminate existing software balance	$(10,325)
Add: acquired software balance	65,840

Total	$55,515

(d)	To adjust goodwill as follows:

(in thousands)
Eliminate existing goodwill	$(181,516)
Add: preliminary estimate of goodwill for acquisition of ORCC	48,471

Total	$(133,045)

(e)	To adjust acquired intangibles as follows:

(in thousands)
Eliminate existing intangibles balance	$(5,922)
Add: trade names	3,050
Add: customer relationships	99,150

Total	$96,278

(f)	To adjust for $9,536 thousand of debt issuance costs from the new incremental term loan secured to finance the transaction.

(g)	To adjust for the payoff of ORCC’s outstanding debt and the addition of the current portion and long term portion of the new incremental term loan secured to finance the transaction

(h)	To eliminate ORCC’s equity accounts

(i)	To add the amortization of newly acquired software.

(j)	To adjust amortization expense on acquired intangibles as follows:

(in thousands)
Eliminate amortization for ORCC’s existing acquired intangibles	$(3,354)
Add: amortization on acquired intangibles	13,931

Total	$10,577

(k)	To adjust interest expense as follows:

(in thousands)
Eliminate ORCC’s historic interest expense and debt issuance costs	$1,612
Add: estimated interest expense on incremental term debt	(7,380)
Add: estimated amortization of incremental debt issuance costs	(1,962)

Total	$(7,730)

For purposes of calculating the pro forma interest expense, ACI used a rate of 2.46%, the interest rate as of March 31, 2013 on the incremental term loan, for the year ended December 31, 2012.

(l)	Reflects the income tax benefit of the adjustments described above at ACI’s domestic statutory tax rate of 38%.

(m)	To adjust diluted shares for the impact of ORCC’s stock options converted to ACI stock options.